Exhibit 99(a)

                                  PRESS RELEASE

                                 TECHDYNE, INC.

                 Techdyne, Inc. Announces New Credit Facilities

Hialeah, FL - October 26, 2001 - Techdyne, Inc. (the "Company") (NASDAQ - TCDN) announces that it has entered into two credit facilities with the Bank of Scotland for an aggregate amount of $10,000,000.

The new facilities consist of a $7,000,000 seven-year term loan, and a one-year $3,000,000 line of credit and replaces the existing credit facility with The Provident Bank dated February 2000. The outstanding balances on the Provident Bank facilities were $7,256,000.

Bank of Scotland is the banker to Techdyne's parent, Simclar International Holdings, Ltd.

Sam Russell, Chairman, commented, "the expansion of Techdyne's existing total credit facility to $10,000,000 will enable the Company to further finance the growth we foresee in 2002 and beyond."

Gary Gerrard, Director of Corporate Banking at Bank of Scotland, said : "As a major international dealmaker, Bank of Scotland is delighted to provide financial backing needed to fund further expansion of Techdyne."

This release contains forward-looking statements that are subject to risks and uncertainties, including but not limited to certain delays beyond the Company's control with respect to future business events, the extent of acquiring shares of common stock at current market prices and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

CONTACT: For more information, contact Barry Pardon, President, at (305) 827-5240. Bank of Scotland Press Office, Mark Elliott +44.131.659.0063